                                                                     EXHIBIT 3.3



                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                              OF GERON CORPORATION,
                             A DELAWARE CORPORATION


         The undersigned, Ronald W. Eastman and David L. Greenwood hereby certify that:

         FIRST:    They are the duly elected and acting President and Secretary, respectively, of said corporation.

         SECOND:   The Certificate of Incorporation of said corporation was
originally filed with the Secretary of State of Delaware on November 28, 1990.

         THIRD:    The Certificate of Incorporation of said corporation shall be amended and restated to read in full as follows:


                                    ARTICLE I

         The name of the corporation (herein called the "Corporation") is GERON CORPORATION.


                                   ARTICLE II

         The address of the registered office of the Corporation in the State of Delaware is Prentice Hall Corporation Systems, Inc., 1013 Centre Road, Wilmington, New Castle County, Delaware 19805. The name of the registered agent of the Corporation at such address is Corporation Service Company.


                                   ARTICLE III

         The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

         Upon the effective date of the filing of this Amended and Restated Certificate of Incorporation, each 3.4 shares of this corporation's outstanding Common Stock and each 3.4 shares of this corporation's outstanding Preferred Stock shall be converted and reconstituted into one share of the like class and series of the corporation's capital stock from which such share was converted (the "Reverse Stock Split"). In lieu of the issuance of fractional shares, the corporation shall pay to the holder thereof in cash an amount equal to the fraction of a share to which such holder is entitled multiplied by the fair market value of such share, as determined by the corporation's Board of Directors. All share amounts and amounts per share set forth in this Amended and Restated Certificate of Incorporation have been appropriately adjusted to reflect the Reverse Stock Split. No further adjustment of any Dividend Preference, Conversion Price, or Liquidation Preference pursuant to Sections 1, 2, or 4, respectively, of Part B of this Article IV shall be made as a result of the Reverse Stock Split.

         (A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is Thirty-Four Million Three Hundred Sixty-Six Thousand Two Hundred Thirty-Four (34,366,234) shares. Twenty-Five Million (25,000,000) shares shall be Common Stock, par value $0.001 per share and Nine Million Three Hundred Sixty-Six Thousand Two Hundred Thirty-Four (9,366,234) shares shall be Preferred Stock, par value $0.001 per share. The Preferred Stock shall be divided into series, namely, Series A Preferred Stock consisting of Two Million Two Hundred Thirty-Five Thousand Two Hundred Seventy-Two (2,235,272) shares (the "Series A Preferred Stock"), Series B Preferred Stock consisting of One Million Four Hundred Twenty-Nine Thousand Two Hundred Twenty-Eight (1,429,228) shares (the "Series B Preferred Stock"), Series C Preferred Stock consisting of One Million Five Hundred Fifty Thousand Eight Hundred Fifty-One (1,550,851) shares (the "Series C Preferred Stock"), and Series D Preferred Stock consisting of One Million One Hundred Fifty Thousand Eight Hundred Eighty-Three (1,150,883) shares (the "Series D Preferred Stock") and such additional number of series as the Board of Directors may determine.

         (B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation may be issued from time to time in series. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B). Subject to the protective voting rights which have been or may be granted to the Preferred Stock or series thereof in Certificates of Determination or the Corporation's Certificate of Incorporation, ("Protective Provisions"), the Board of Directors is hereby authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. Subject to compliance with applicable Protective Provisions, but notwithstanding any other rights of the Preferred Stock or any series thereof, the rights, privileges, preferences and restrictions of any such additional series may be subordinated to, pari passu with (including, without limitation, inclusion in provisions with respect to liquidation and acquisition preferences, redemption and/or approval of matters by vote or written consent), or senior to any of those of any present or future class or series of Preferred or Common Stock. Subject to compliance with applicable Protective Provisions, the Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding or reserved for future issuance. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                  1. Dividend Provisions. The holders of shares of Series A, Series B, Series C and Series D Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of $.34 per share for each outstanding share of Series A Preferred Stock, $.765 per share for each outstanding share of Series B

Preferred Stock, $.816 per share for each outstanding share of Series C Preferred Stock and $1.02 per share for each outstanding share of Series D Preferred Stock (the "Original Dividend Rate" with respect to each such series), on a per annum basis, or if greater than the applicable Original Dividend Rate (as determined on a per annum basis and on as converted basis for the Series A, Series B, Series C and Series D Preferred Stock), an amount equal to that paid on any other outstanding shares of the Corporation, payable quarterly when, as and if declared by the Board of Directors. Thereafter, the holders of Preferred Stock and Common Stock shall be entitled, when, as and if declared by the Board of Directors, to dividends out of the corporation's assets legally available therefor; provided, however, that no such dividends may be declared or paid on any shares of Common Stock or Preferred Stock unless at the same time an equivalent dividend is declared and paid on all outstanding shares of Common Stock and Preferred Stock; and provided further that the dividend on any series of any Preferred Stock shall be payable at the same rate per share as would be payable on the shares of Common Stock or other securities into which such series of Preferred Stock is convertible immediately prior to the record date for such dividend. The right to such dividends on shares of the Common Stock or Preferred Stock shall not be cumulative, and no right shall accrue to holders of Common Stock or Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior period.

                  2.       Liquidation Preference.

                           (a)      In the event of any liquidation, dissolution
or winding up of the Corporation, either voluntary or involuntary, the holders of Series A, Series B, Series C and Series D Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock and any such additional series which may be subordinated to any present class or series of Preferred Stock with respect to the liquidation preference set forth in this
Section 2 by reason of their ownership thereof, an amount per share (as adjusted for any stock split, stock division or consolidation) (i) equal to $3.40 for each outstanding share of Series A Preferred Stock (the "Original Issue Price" with respect to such series) and (ii) equal to $7.65 for each outstanding share of Series B Preferred Stock (the "Original Issue Price" with respect to such series), (iii) equal to $8.16 for each outstanding share of Series C Preferred Stock (the "Original Issue Price" with respect to such series) and
(iv) equal to $10.20 for each outstanding share of Series D Preferred Stock
(the "Original Issue Price" with respect to such series) plus, for such shares of the Preferred Stock, an amount equal to declared but unpaid dividends on each such share of Preferred Stock (such amount of declared but unpaid dividends being referred to herein as the "Premium" with respect to the Series A, Series B, Series C and Series D Preferred Stock). If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A, Series B, Series C and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C and Series D Preferred Stock in proportion to the aggregate preferential amount each such holder would otherwise be entitled to receive.

                           (b)      Upon the completion of the distribution
required by subparagraph (a) of this Section 2, and any other distribution which may be required with respect to series of Preferred Stock which may from time to time come into existence, if assets remain in the

Corporation, the holders of the Common Stock and Series A, Series B, Series C and Series D Preferred Stock shall receive all of the remaining assets of the Corporation pro-rata on an as-converted basis.

                           (c)      A consolidation or merger of the Corporation
with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation or its stockholders of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation entitled to vote in an election of the Board of Directors of the Corporation at a regular or special meeting of the stockholders of the Corporation or by way of written consent in lieu of such meeting is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2, but shall instead be treated pursuant to Section 5 hereof.

                  3.       Redemption.  The Preferred Stock is not redeemable.

                  4. Conversion. The holders of the Series A, Series B, Series C and Series D Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                           (a)      Right to Convert.

                                    (i)     Subject to subsection (c) below and
Section 8 hereof, each share of Series A, Series B, Series C and Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock of that series into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for each share of that Series By the conversion price at the time in effect for each such share (the "Conversion Price"). The initial Conversion Price for shares of Series A Preferred Stock shall be the Original Issue Price for the Series A Preferred Stock; the initial Conversion Price for shares of Series B Preferred Stock shall be the Original Issue Price for the Series B Preferred Stock; the initial Conversion Price for shares of Series C Preferred Stock shall be the Original Issue Price for the Series C Preferred Stock; and the Initial Conversion Price for shares of Series D Preferred Stock shall be the Original Issue Price for the Series D Preferred Stock; provided, however, that the Conversion Price for the Series A, Series B, Series C and Series D Preferred Stock shall be subject to adjustment as set forth in subsection (c) below.

                                    (ii)    Each share of Series A, Series B,
Series C and Series D Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A, Series B and Series C Preferred Stock immediately upon the consummation of the Corporation's sale of its Common Stock in a bona fide, firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, which resulted in at least $7,500,000 of aggregate proceeds.

                           (b)      Mechanics of Conversion.  Before any holder
of Series A, Series B, Series C or Series D Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the

Corporation or of any transfer agent for the Preferred Stock of that series, and shall give written notice by mail, postage prepaid, to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable, issue and deliver at such office to such holder of Preferred Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A, Series B, Series C or Series D Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, the conversion will, unless otherwise notified by the holder tendering Series A, Series B, Series C or Series D Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A, Series B, Series C or Series D Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

                           (c)      Conversion Price Adjustments of Preferred
Stock. The Conversion Price of the Series A, Series B, Series C and Series D Preferred Stock shall be subject to adjustment from time to time as follows:

                                    (i)     (A)      If the corporation shall
issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series A, Series B, Series C or Series D Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the respective Conversion Price for the Series A, Series B, Series C or Series D Preferred Stock, as applicable, in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the quotient obtained by dividing the total computed under clause (x) below by the total computed under clause (y) below as follows:

                                    (x)     for each applicable series, an
                                            amount equal to the sum of:

                                    (1)     the aggregate purchase price of the
                  shares of such Series A, Series B, Series C and Series D Preferred Stock sold (or deemed to be sold pursuant to subsection 4(c)(i)(E)) pursuant to the agreement to which such shares of Series A, Series B, Series C or Series D Preferred Stock are first issued (the "Series A Stock Purchase Agreement," the "Series B Purchase Agreement," the "Series C Purchase Agreement" or the "Series D Purchase Agreement," as applicable), plus

                                    (2)     the aggregate consideration, if any,
                  received by the corporation for all Additional Stock issued on or after the date of such series' respective Stock Purchase Agreement (the "Purchase Date" for each such series), other than shares of Common Stock issued or issuable upon conversion of such series of Preferred Stock;

                                    (y)     for each such series, an amount
                                            equal to the sum of

                                    (1)     the aggregate purchase price of such
                  shares of Series A Preferred Stock sold pursuant to the Series A Stock Purchase Agreement, Series B Preferred Stock sold pursuant to the Series B Stock Purchase Agreement, Series C Preferred Stock sold pursuant to the Series C Purchase Agreement and Series D Preferred Stock sold pursuant to the Series D Purchase Agreement divided by the Conversion Price for such shares of Series A, Series B, Series C and Series D Preferred Stock in effect at the Purchase Date, as applicable (or such higher or lower Conversion Price for the Series A, Series B, Series C or Series D Preferred Stock, as applicable, as results from the application of subsections 4(c)(iii) and
                  (iv) and assuming that this Amended and Restated Certificate was in effect as of the Purchase Date) plus

                                    (2)     the number of shares of Additional
                  Stock issued since the Purchase Date (increased or decreased to the extent that the number of such shares of Additional Stock shall have been increased or decreased as the result of the application of subsections 4(c)(iii) and (iv)).

                                            (B)      No adjustment of the
Conversion Price for the Series A, Series B, Series C or Series D Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to 3 years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of 3 years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(c)(i) shall have the effect of increasing the applicable Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                                            (C)      In the case of the issuance
of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                                            (D)      In the case of the issuance
of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors irrespective of any accounting treatment.

                                            (E)      In the case of the issuance
(whether before, on or after the Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (including, without limitation, the Series A, Series B, Series C and Series D Preferred Stock), the following provisions shall apply for all purposes of this subsection 4(c)(i) and 4(c)(ii):

                                                     1.       The aggregate
maximum number of shares of Common Stock deliverable upon exercise (to the extent exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                                                     2.       The aggregate
maximum number of shares of Common Stock deliverable upon conversion of or in exchange (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(c)(i)(C) and (c)(i)(D)).

                                                     3.       In the event of
any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price of the Series A, Series B, Series C and/or Series D Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                                                     4.       Upon the
expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series A, Series B, Series C and/or Series D Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                                                     5.       The number of
shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(c)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(c)(i)(E)(3) or (4).

                                    (ii)    "Additional Stock" shall mean any
shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(c)(i)(E)) by the Corporation after the Purchase Date other than:

                                            (A)      Common Stock issued
pursuant to a transaction described in subsection 4(c)(iii) hereof;

                                            (B)      Shares of Common Stock
issued or issuable to officers, employees, consultants and directors of the Corporation directly or pursuant to a stock benefit plan adopted by the Board of Directors;

                                            (C)      Common Stock issued to
non-profit institutions primarily in connection with research or other collaborative arrangements; or

                                            (D)      Up to 2,695 shares of
Common Stock issuable to StratiPoint Group, Inc. in connection with consulting services.

                                    (iii)   In the event the Corporation should
at any time or from time to time after the Purchase Date for the Series D Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A, Series B, Series C and Series D Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to such Common Stock Equivalents determined in the manner provided for deemed issuances in subsection 4(c)(i)(E).

                                    (iv)    If the number of shares of Common
Stock outstanding at any time after the Purchase Date for the Series D Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A, Series B, Series C and Series D Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

                           (d)      Other Distributions.  In the event the
Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(c)(iii), then, in each such case for the purpose of this subsection 4(d), the holders of the Series A, Series B, Series C and Series D Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A, Series B, Series C and Series D Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                           (e)      Recapitalizations.  Subject to the
Protective Provisions provided for herein, if at any time or from time to time there shall be a recapitalization of the Common Stock or merger with the Corporation as the surviving entity (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or
Section 5) provision shall be made so that the holders of the Series A, Series B, Series C and Series D Preferred Stock shall thereafter be entitled to receive upon conversion of their Series A, Series B, Series C and/or Series D Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Series A, Series B, Series C and Series D Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A, Series B, Series C and Series D Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable. Notwithstanding anything in this subsection (e) to the contrary, the provisions of this subsection (e) shall not apply in the case of a merger which will result in the Corporation's stockholders immediately prior to such merger not holding at least 50% of the voting power of the surviving or continuing entity, entitled to vote in an election of the Board of Directors of such entity at a regular or special meeting of the stockholders of such entity or by way of written consent on lieu of such meeting.

                           (f)      No Impairment.  The Corporation will not, by
amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A, Series B, Series C and Series D Preferred Stock against impairment.

                           (g)      No Fractional Shares and Certificate as to
Adjustments.

                                    (i)     No fractional shares shall be issued
upon conversion of the Series A, Series B, Series C and Series D Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                                    (ii)    Upon the occurrence of each
adjustment or readjustment of the Conversion Price of a series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

                           (h)      Notices of Record Date.  In the event of any
taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A, Series B, Series C and Series D Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

                           (i)      Reservation of Stock Issuable Upon
Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C and Series D Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A, Series B, Series C and Series D Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B, Series C and Series D Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                           (j)      Notices.  Any notice required by the
provisions of this Section 4 to be given to the holders of shares of Series A, Series B, Series C and Series D Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

                  5.       Merger, Consolidation.

                           (a)      At any time, in the event of:

                                    (i)     any transaction (or series of
related transactions including, without limitation, any reorganization, merger or consolidation) which will result in the Corporation's stockholders as constituted immediately prior to such transaction not holding, immediately after such transaction, at least 50% of the voting power of the surviving or continuing entity, entitled to vote in an election of the Board of Directors of such entity at a regular or special meeting of the stockholders of such entity or by way of written consent in lieu of such meeting; or

                                    (ii)    a sale of all or substantially all
of the assets of the Corporation, unless the Corporation's stockholders as constituted immediately prior to such sale will hold, immediately after such transaction, at least 50% of the voting power entitled to vote in an election of the Board of Directors of the purchasing entity at a regular or special meeting of the stockholders of such entity or by way of written consent in lieu of such meeting.

                                    then, holders of the Series A, Series B,
Series C and Series D Preferred Stock shall receive for each share of such stock in cash or in securities received from the acquiring corporation, or in a combination thereof, at the closing of any such transaction, an amount equal to the Original Issue Price for such series, plus an amount equal to the Premium for such series as of the date of closing of such transaction, and the remaining proceeds of such transaction shall be distributed as a Shared Allocation (as defined in subsection 5(b)). Such payments (including the Shared Allocation) shall be made with respect to the Series A, Series B, Series C and Series D Preferred Stock by purchase of such shares of the Preferred Stock by the surviving corporation, entity or person or by the Corporation. In the event the proceeds of the transaction are not sufficient to make full payment of the aforesaid preferential amounts to the holders of the Series A, Series B, Series C and Series D Preferred Stock in accordance herewith, then the entire amount payable in respect of the proposed transaction shall be distributed among the holders of the Series A, Series B, Series C and Series D Preferred Stock in proportion to the aggregate preferential amount each such holder would otherwise be entitled to receive.

                           (b)      The term "Shared Allocation" shall mean that
the holders of Series A, Series B, Series C and Series D Preferred Stock and Common Stock of this Corporation shall share the remaining consideration, or all of the consideration, as the case may be, to be paid by the acquiring corporation in such transaction in the same proportion as the number of shares of outstanding Common Stock and Common Stock issuable upon the conversion of outstanding Preferred Stock then held by each of them bears to the total number of shares of outstanding Common Stock and Common Stock issuable upon conversion of outstanding Preferred Stock.

                           (c)      Any securities to be delivered to the
holders of the Series A, Series B, Series C and/or Series D Preferred Stock pursuant to subsection 5(a) above shall be valued as follows:

                                    (i)     Securities not subject to investment
letter or other similar restrictions on free marketability covered by (ii) below:

                                            (A)      If traded on a securities
exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                                            (B)      If actively traded
over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three
(3) days prior to the closing; and

                                            (C)      If there is no active
public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of Preferred Stock which would be entitled to receive such securities or the same type of securities and which Preferred Stock represents at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                                    (ii)    The method of valuation of
securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of Preferred Stock which would be entitled to receive such securities or the same type of securities and which represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                           (d)      In the event the requirements of subsection
5(a) are not complied with, the Corporation shall forthwith either:

                                    (i)     cause such closing to be postponed
until such time as the requirements of this Section 5 have been complied with, or

                                    (ii)    cancel such transaction, in which
event the rights, preferences and privileges of the holders of the Series A, Series B, Series C and Series D Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 5(e) hereof.

                           (e)      The Corporation shall give each holder of
record of Series A, Series B, Series C and Series D Preferred Stock (or securities exercisable therefor) written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 5, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock which is entitled to such notice rights or similar notice rights and which represents at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

                           (f)      The provisions of this Section 5 are in
addition to the protective provisions of Section 7 hereof.

                  6. Voting Rights. The holder of each share of Series A, Series B, Series C and Series D Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A, Series B, Series C and Series D Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the by-laws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

                  7. Protective Provisions. In addition to any vote required by law, so long as any shares of Series A, Series B, Series C and/or Series D Preferred Stock are outstanding, the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding Series A, Series B, Series C and Series D Preferred Stock, voting together as a single class:

                           (a)      sell, convey, or otherwise dispose of or
encumber all or substantially all of its property or business or merge into or consolidate with any other corporation or entity or effect any transaction or series of related transactions in which more than 50% of the voting power entitled to vote in an election of the Board of Directors of the Corporation at a regular or special meeting of stockholders or by way of written consent in lieu of such meeting is disposed of;

                           (b)      adversely alter or change the rights,
preferences or privileges of the shares of Series A, Series B, Series C or Series D Preferred Stock;

                           (c)      create any new class or series of stock or
any other securities convertible into equity securities of the Corporation having a preference over, or being on a parity with, the Series A, Series B, Series C or Series D Preferred Stock with respect to dividends, liquidation or redemption;

                           (d)      pay or declare any dividend on its Common
Stock or any other junior equity security other than a dividend in Common Stock of the Corporation;

                           (e)      Redeem, purchase or otherwise acquire (or
pay into or set aside for a sinking fund for such purpose) any of the Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock: (i) from employees, officers, directors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or at cost plus interest upon the occurrence of certain events, such as the termination of employment, or (ii) in settlement of disputes with third parties if such redemption, purchase or acquisition or the payment into or setting aside into a sinking fund is unanimously approved by the Board of Directors;

                           (f)      do any act or thing which would result in
taxation of the holders of Preferred Stock under Section 305 of the Internal Revenue Code;

                           (g)      Increase the number of authorized shares of
Series A, Series B, Series C or Series D Preferred Stock.

                  8. Special Mandatory Conversion. On or at any time the holders of a least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Preferred Stock elect to convert their shares of Preferred Stock, all shares of Preferred Stock including the shares of those holders of Preferred Stock who did not elect to convert, shall automatically convert into Common Stock. Conversion pursuant to this Section 8 shall be governed by Section 4.

                  9. Status of Converted Stock. In the event any shares of Series A, Series B, Series C or Series D Preferred Stock shall be converted pursuant to Section 4, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

         (C)      Common Stock.

                  1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

                  2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Division (B) of this Article IV hereof.

                  3.       Redemption.  The Common Stock is not redeemable.

                  4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders' meeting in accordance with the By-laws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                    ARTICLE V

         Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

                                   ARTICLE VI

         The number of directors of the Corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.

                                   ARTICLE VII

         Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

                                  ARTICLE VIII

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                   ARTICLE IX

         Effective upon the consummation of the Corporation's sale of Common Stock in a bona fide, firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, no action required to be taken or that may be taken at any annual or special meeting of the stockholders of this corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

                                    ARTICLE X

         In the event the Corporation is subject to Section 2115 of the California Corporations Code, Section A of this Article shall apply. Otherwise, Section B of this Article shall apply.

         (A) California. The liability of each and every director of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. If California law is hereafter amended to authorize, with the approval of a Corporation's stockholders, further reductions in the liability of the Corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by California law, as so amended.

         (B) Delaware. To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with the approval of a corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a director of the corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

         (C) Effect of Repeal or Modification. Any repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

                                   ARTICLE XI

         In the event the Corporation is subject to Section 2115 of the California Corporations Code, Section A of this Article shall apply. Otherwise, Section B of this Article shall apply.

         (A) California. To the fullest extent permitted by California law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) agents (as defined in Section 317 of the California Corporations
Code) through bylaw provision, agreements with agents, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 317 of the California Corporations Code, subject only to applicable limits set forth in Section 204 of the California Corporations Code, with respect to actions for breach of duty to a corporation and its stockholders.

         (B) Delaware. To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such agents (and any other persons to which Delaware law permits the Corporation to provide indemnification) though bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

         (C) Effect of Repeal or Modification. Any repeal or modification of any of the foregoing provisions of this Article X shall not adversely affect any right or protection of a director, officer, agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

                                   ARTICLE XII

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                                  ARTICLE XIII

         The Corporation shall have perpetual existence.

         FOURTH: The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation's Board of Directors and stockholders in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned have executed this certificate on June __, 1996.



                                        GERON CORPORATION

                                        By: /s/ Ronald W. Eastman
                                           ----------------------------------
                                           Ronald W. Eastman, President




Attest: /s/ David L. Greenwood
        ----------------------------
       David L. Greenwood, Secretary




                                      -18-